SOURCE: Advantage Marketing Systems, Inc.

CONTACT: David D'Arcangelo
         (405) 419-4955

                      Advantage Marketing Systems Announces
                       The Redemption of Various Warrants

OKLAHOMA CITY, OKLAHOMA, DECEMBER 10, 2003 - Advantage Marketing Systems, Inc. (Amex: AMM) has fixed December 12, 2003 as the record date for the redemption of all of its 1997-A warrants, its Redeemable Common Stock Purchase Warrants and its Underwriter's Warrants. The redemption date for each of the warrants is January 16, 2004, and the redemptions shall be made in accordance with the redemption provisions of the various warrants. All warrant holders of record as of December 12, 2003 will be notified by mail of the relevant redemption prices and procedures. The right to exercise the warrants shall terminate at 5:00 p.m. New York City time on January 15, 2004. Any exercise of a warrant must be made in accordance with the exercise provisions set forth in the warrant.

Advantage Marketing Systems, Inc., sells more than 75 natural nutritional supplements, weight management products, and natural skincare including the world's number-one all-natural stress reliever, Prime One, through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.